                                                                     EXHIBIT 3.1

                        THE COMMONWEALTH OF MASSACHUSETTS

                             MICHAEL JOSEPH CONNOLLY
                               Secretary of State

         ONE ASHBURTON PLACE, BOSTON MASS: 02108 FEDERAL IDENTIFICATION NO. 04-2762050

                        RESTATED ARTICLES OF ORGANIZATION

                     GENERAL LAWS, CHAPTER 156B, SECTION 74

      This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the restated articles of organization. The fee for filling this certificate is prescribed by General Laws chapter 156B, Section 114, Make check payable to the Commonwealth of Massachusetts.

   We, William M. Mullahy                                   President and
        David L. Brown                                      Assistant Clerk of

                           NATIONAL DENTEX CORPORATION
                              (Name of Corporation)

located at 111 Speen Street, Framingham, Massachusetts 01701 do hereby certify that the following restatement of the articles of organization of the corporation was duly adopted at a meeting held on, October 8, 1993 by vote of

974,272 shares of Common Stock.... out of, 1,004,969...shares outstanding,
                                (Class of Stock)

2,855,623 shares of Class B Common Stock out of 2,978,165 shares outstanding,
                                (Class of Stock)
and ........... shares of ................out of ............shares outstanding,
                                (Class of Stock)

being at least two-thirds of each class of stock outstanding and entitled to vote and of each class or series of stock adversely affected thereby:-

      1.    The name by which the corporation shall be known is:-
               National Dentex Corporation

      2.    The purposes for which the corporation is formed are as follows:-

            The operation of dental laboratories and the provision of laboratory services.
C    [ ]
P    [X]    To carry on any business and engage in any other activity, whether
M    [ ]    or not related to those in the foregoing paragraph, which may be
R.A. [ ]    permitted by the laws of the Commonwealth of Massachusetts to a corporation organized under Chapter 156B of the General Laws of Massachusetts, as the same may be amended from time to time.

12
---
P.C.

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth separate 8 1/2 x 11 sheets of paper leaving a left hand margin of at least on 1 inch for binding. Additions to more than one article may be continued on a single sheet so long as each article requiring each such addition is clearly indicated.

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The total number of shares and the par value, if any, of each class of stock which the corporation is authorized to issue is as follows:-

                     WITHOUT PAR VALUE            WITH PAR VALUE
                     -----------------            --------------
CLASS OF STOCK       NUMBER OF SHARES   NUMBER OF SHARES  PAR VALUE
--------------       -----------------  ----------------  ---------
Preferred                                     500,000        .01

Common                                      5,000,000        .01

Class B Common                              3,000,000        .01

     *4. If more than one class is authorized, a description of each of the different classes of stock with, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof and any series now established:

            See Continuation Sheet 4A

            See Continuation Sheet 4B

     *5. The restrictions, if any, imposed by the articles of organization upon the transfer of shares of stock of any class are as
            follows:     None

                                  [Illegible]

     *6. Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining or regulating the power of the corporation or of its directors or stockholders, or of any class of stockholders.

            See Continuation Sheet 5A

            If there are no provisions, state "None".

                          NATIONAL DENTEX CORPORATION
                       RESTATED ARTICLES OF ORGANIZATION
                             CONTINUATION SHEET 4A

      The following is a description of the Preferred Stock of the Corporation (the "Preferred Stock"), the Class B Common Stock of the Corporation (the "Class B Common Stock") and the Common Stock of the Corporation (the "Common Stock"), with the powers, privileges and rights, and the qualifications, limitations or restrictions in respect thereof:

A.    PREFERRED STOCK

      1. Par Value. The par value of the Preferred Stock shall be $.01 per share.

      2. The Preferred Stock may be divided into one or more series of Preferred Stock and have such rights, preferences, voting powers qualifications and special or relative privileges as the Board of Directors of the Corporation may determine from time to time prior to issuance of such shares in accordance with relevant provisions of applicable law.

B.    COMMON STOCK AND CLASS B COMMONS STOCK

      1. Par Value. The par value of the Common Stock and Class B Common Stock shall be $.01 per share.

      2. Voting Rights.

            (a) Each share of the Common Stock of the Corporation is entitled to one vote, and all voting rights in the Corporation are vested in the holders of record of the outstanding Common Stock, except as otherwise required by law.

            (b) The holders of Class B Common Stock have no right to notice of any meetings of stockholders of the Corporation, and no right to vote in the election of directors or in any other matter presented to the stockholders of the Corporation at any meeting, except as may otherwise be required by law. In the event holders of Class B Common Stock are entitled to vote, such holders shall be entitled to one vote for each share of Class B Common Stock and such holders shall vote separately as a class.

      3. Dividends.

            No dividends shall be declared and set aside for any shares of the Class B Common Stock except in the event that the Board of Directors of the Corporation shall declare a dividend (other than a stock dividend) payable upon the then outstanding shares of the Common Stock of the Corporation in which event the holders of the Class B Stock shall be entitled to the amount of dividends per share of Class B Stock as would be declared payable on the largest number of whole shares of

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      Class B Common Stock into which each share of Class B Stock held by each holder thereof could be exchanged into pursuant to the provisions of Paragraph 5 hereof, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

      4. Liquidation, Dissolution or Winding up.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each share of Class B Common Stock shall be entitled to be paid (provided that all amounts due holders of Preferred Stock on account of the liquidation, dissolution or winding up of the Corporation shall have been paid in full, or a fund shall have been set apart in trust for such purpose) out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or earnings, at the time as, and together with, the Common Stock, the same kind and amount of assets or securities as would have been issued, distributed or paid upon the largest number of whole shares of Common Stock into which each share of Class B Common Stock held by each holder thereof could have been exchanged into pursuant to the provisions of Paragraph 5 hereof, had such exchange occurred on the date immediately prior to the date of such liquidation, dissolution or winding up.

            (b) Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by an independent investment banker selected by the Board of Directors of the Corporation.

            (c) Neither the consolidation nor merger of the Corporation with or into any other corporation or entity, nor any sale, lease, exchange, or conveyance of all or any part of the properties, assets, or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph 3.

            (d) No provision of this Paragraph 4 shall in any manner, prior to any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, create or be deemed to create any restriction upon the surplus or retained earnings of the Corporation or prohibit the payment of dividends on the capital stock of the Corporation out of the funds of the Corporation legally available therefore, nor shall any restriction or prohibition be in any manner inferred from the provisions of this Paragraph 4.

5.    EXCHANGE RIGHTS.

      (a) Subject to and upon compliance with the provisions of this Paragraph 5, each holder of Class B Common Stock shall have the right, at its option, (the rights of such holders being referred to herein as "Exchange Rights") at any time to exchange any or all of the shares of Class B Common Stock now or hereafter held by such holder for fully paid and nonassessable shares of Common Stock (calculated as to each exchange to the nearest 1/100th of a share) at the exchange ratio of one share of Class B Common Stock for each share of Common Stock.

      (b) If at any time the Corporation shall be recapitalized by reclassifying its outstanding Common Stock into shares with a different par value or by changing its outstanding Common Stock with par value to shares without par value, or the Corporation or a successor corporation shall consolidate or merge with or convey all or substantially all of its or of any successor corporation's property and assets to any other corporation or corporations, or the Corporation or a successor corporation shall distribute Common Stock or other assets pursuant to, without limitation, any spin-off or other distribution of assets, each holder of Class B Common Stock shall thereafter have the right to receive upon the basis and on the terms and conditions specified in this Paragraph 5 in lieu of the Common Stock of the Corporation theretofore issuable upon the exchange of Class B Common Stock, such shares, securities or assets as may be issued or payable with respect to, or in exchange for, the number of shares of Common Stock of the Corporation theretofore issuable upon the exchange of Class B Common Stock had such recapitalization, consolidation, merger, conveyance or distribution not taken place.

      (c) In the event (i) the Corporation shall issue any shares of Common Stock, options or rights to subscribe for shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock, (ii) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable otherwise than in cash or any other distribution in respect of the Common Stock pursuant to, without limitation, any spin-off, split-off or distribution of the Corporation's assets, or (iii) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of any class or to receive any other rights, or (iv) of any classification, reclassification or other reorganization or recapitalization of the shares which the Corporation is authorized to issue, consolidation or merger of the Corporation with or into another corporation, or conveyance of all or substantially all of the assets of the Corporation; or (v) of the voluntary or

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involuntary dissolution, liquidation on winding up of the Corporation; then, and in such event, the Corporation shall mail to each holder of Class B Common
Stock, at least fifteen (15) days prior thereto, a notice stating the date or expected date on which such event is to take place. Such notice shall also specify the date or expected date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up, as the case may be.

      (d) The Corporation will at all times reserve and keep available out of authorized shares, solely for issuance upon the exercise of the Exchange Rights, such number of shares of Common Stock as from time to time shall be issuable upon the exercise of the Exchange Rights.

      (e) In order to exchange shares of Class B Common Stock for Common Stock, the holder thereof shall surrender at the principal office of the Corporation the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation that it elects to exchange such shares and shall state in writing therein the number of such shares it wishes to exchange and the name or names (with addresses) in which it wishes the certificate(s) for Common Stock to be issued.

      (f) in case only a portion of a holder's shares of Class B Common Stock are exchanged, upon such exchange the Corporation shall issue and deliver to the holder thereof, at the expense of the Corporation, a new certificate for the number of shares of Class B Common Stock equal to the number of unexchanged shares covered by the certificate(s) surrendered to the Corporation for exchange.

      (g) As promptly as practicable (and in any event within ten (10) days) after the receipt of such notice and the surrender of the shares of Class B Common Stock, the Corporation shall issue, at its expense, and shall deliver to such holder, or on its written order, at the principal office of the Corporation
(i) certificate(s) for the number of full shares of Common Stock issuable upon the exchange of such shares (or specified portion thereof), and (ii) cash in lieu of scrip as provided herein.

      (h) Such exchange shall be deemed to have been effected immediately prior to the close of business on the date (the "Exchange Date") on which the Corporation shall have received both such notice and the surrendered shares, and at such time the rights of the holder of such shares as to such shares shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such exchange shall be deemed to have become the holder of holders of record of the shares of Common Stock represented thereby.

      (i) Upon exchange of any shares of Class B Common Stock, unpaid accrued dividends, if any to the Exchange Date shall be paid to the holder of such shares with respect to the number of shares of Class B Common Stock exchanged. No payment or adjustment shall be made by or on behalf of the Corporation on account of any dividends on the Common Stock issued upon such exchange which were declared fox payment to holders of Common Stock of record as of any dare prior to the Exchange Date.

      (j) No fractional shares of Common Stock shall be issued upon any exchange of shares of Class B Common Stock. In lieu of any fraction of a share of Common Stock to which any holder of Class B Common Stock would otherwise be entitled upon exchange of any shares of Class B Common Stock, the Corporation shall pay a cash adjustment for such fraction in an amount equal to the same fraction of the market value of a share of Common Stock (as determined in good faith by the Board of Directors of the Corporation), at the close of business on the Exchange Date.

                           NATIONAL DENTEX CORPORATION

                        RESTATED ARTICLES OF ORGANIZATION

                              CONTINUATION SHEET 4B

      Each outstanding share of Common stock, $.01 par value, of the Corporation and each outstanding share of Class B Common Stock, $.01 par value, of the Corporation, respectively, is changed, on the effective date of these Restated Articles of Organization, into one-half share of Common Stock, with a par value of $.01 per share, or one-half share of Class B Common Stock with a par value of $.01 per share (as the case may be), all without decreasing the total number of authorized shares of Common Stock and Class B Common Stock; provided, however, that in lieu of issuing any fractional shares, there shall be paid to each stockholder who, according to the foregoing provisions, would otherwise be entitled to hold as a result of such change a fractional share of Common Stock or Class B Common Stock (whether or not additional to one or more full shares) a cash payment for such fractional share calculated at a price of $8.00 for each post-split share; and that by virtue of the aforesaid change of Common Stock and Class B Common Stock, respectively, from and after the effective date of these Restated Articles of Organization, each outstanding certificate for Common Stock and Class B Common Stock, respectively, until surrendered in exchange for certificate(s) for the number of shares (or payment in lieu of fractional shares) determined in accordance with such change, shall evidence ownership of that amount of shares of Common Stock or Class B Common Stock, respectively (or right to receive payment in lieu of fractional shares), into which such shares have been changed.

                           NATIONAL DENTEX CORPORATION

                        RESTATED ARTICLES OF ORGANIZATION

                              CONTINUATION SHEET 6A

1. The Board of Directors of the Corporation may make, amend, or repeal the By-Laws of the Corporation, in whole or in part, except with respect to any provision thereof which, by law, the Articles of Organization, or the By-Laws, require action exclusively by the stockholders entitled to vote thereon; but any By-Law adopted by the Board of Directors may be amended or repealed by the stockholders.

2. All meetings of stockholders of the Corporation may be held within the Commonwealth of Massachusetts or elsewhere within the United States. The place of such meetings shall be fixed in, or determined in the manner provided in the By-Laws.

3. The Corporation may be a partner, general or limited, in any business enterprise which it would have the power to conduct by itself.

4. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or
      Section 62 of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

            Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

5. The provisions of Massachusetts General Laws Chapter 110D shall not apply to Control Share Acquisitions of the Corporation (as such term is defined in Massachusetts General Laws Chapter 110D, Section 1(c)(i), as now in effect).

6. A majority stockholder vote of each class of stock entitled to vote thereon, instead of a two-thirds stockholder vote of each class of stock entitled to vote thereon, is required to approve consolidations, mergers, sales of substantially all of the Corporation's assets, and any amendment to the Articles of

      Organization of the Corporation, except where a greater or different vote is expressly required by law.

      We further certify that the foregoing restated articles of organization effect no amendments to the articles of organization of the corporation as heretofore amended except amendments to the following articles 4, 6

      {* If there are no such amendments, state "None".}

                   Briefly describe amendments in space below:

1. Article 4 was amended to provide for a change in the description of the outstanding shares of Common Stock and Class B Common Stock.

2. Article 6 was amended to provide that the provisions of Massachusetts General Laws Chapter 110D shall not apply to the Corporation.

                                  [ILLEGIBLE]

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY we have hereto signed our names this 14th day of October in the Year 1993.

                                 /s/  William M. Mullahy, President

                                 /s/  David L. Brown, Assistant Clerk

                       THE COMMONWEALTH OF MASSACHUSETTS

                       RESTATED ARTICLES OF ORGANIZATION
                    (General Laws, Chapter 156B, Section 74)

      I hereby approve the within restated articles of organization and, the filling fee in the amount of $400 having been paid, said articles are deemed to have been filed with me this 14th day of OCTOBER, 1993.

                                                     /s/ MICHAEL JOSEPH CONNOLLY
                                                     ---------------------------
[SEAL]                                               MICHAEL JOSEPH CONNOLLY
                                                        Secretary of State

A TRUE COPY ATTEST

/s/ WILLIAM FRANCIS GALVIN
-------------------------------
WILLIAM FRANCIS GALVIN
SECRETARY OF THE COMMONWEALTH

DATE 3.16.05 CLERK A65

                         TO BE FILLED IN BY CORPORATION

           PHOTO COPY OF RESTATED ARTICLES OF ORGANIZATION TO BE SENT

                         TO:  Irene A. Halpin, Esq.
                              Posternak, Blankstein & Lund
                              100 Charles River Plaza
                              Boston, MA 02114